Exhibit 10.3

Confidential
March 28, 2017
Via Hand Delivery
Joseph R. Rostock
[ADDRESS]
[ADDRESS]

Re:    Executive Separation Agreement and Release (the “Agreement”)

Dear Joe,
This confirms that your Chief Technology Officer Position (“CTO”) with Inovalon, Inc. and Inovalon Holdings, Inc. (collectively, the “Company”) will terminate effective March 28, 2017. If you agree to the terms and conditions in this Agreement, you will remain an employee of the Company through May 12, 2017 (the “Termination Date”). You will receive regular pay through that date.
The Company is prepared to enter into this Agreement with you, which provides you certain benefits to which you otherwise are not entitled, provided that you agree to all the terms set forth below.
1.    Severance. In addition to regular pay through May 12, 2017, the Company is prepared to make an additional payment to you, subject to the terms and conditions in this Agreement. Specifically, the Company will pay you $147,461.54, representing (i) an amount equivalent to 20 weeks of regular pay ($138,461.54) (the “Regular Pay”) and (ii) an additional payment of $9,000 (the “Additional Pay”) (the Regular Pay and the Additional Pay, collectively the “Severance Amount”), less applicable taxes and withholding. Provided that you have executed the Agreement, and the revocation period described in paragraph 15 below has already expired, the Regular Pay will be paid out over the course of 20 weeks in accordance with Company’s regular payroll schedule, and the Additional Pay will be paid out in equal increments beginning June 1, 2017 through October 31, 2017, in accordance with the Company’s regular payroll schedule.
Through March 28, 2017, you agree that you have fulfilled your current responsibilities to the Company as CTO. Although you will not be required to come into the office after March 28, you also agree that you will be available, upon request, through the Termination Date to assist with any transitional matters.
During the time period that you are receiving payments against the Severance Amount, if you are rehired by the Company, your severance pay will cease and you will not be paid the remaining portion of the Severance Amount. The Company will issue a Form W2 to you covering any payment of the Severance Amount.

2.    Unemployment Compensation. The Company agrees not to contest any claim you may make for unemployment compensation benefits based upon the fact of your termination. However, the Company reserves the right to make truthful statements to correct any inaccuracies.
3.    Benefit Continuation. If you currently participate in any Company health benefits plans, your current coverage will continue until the end of the month in which your employment terminates. You may elect to continue at your own expense your current group medical and/or dental insurance coverage for up to 18 months following the Termination Date, provided that you or your eligible dependents remain eligible for such coverage under the federal law known as the Consolidated Omnibus Reconciliation Act (COBRA). Except as provided herein, your right to any and all Company benefits will terminate on the Termination Date.
4.    Full and Complete Compensation. The payments and benefits described above satisfy and are in lieu of: (a) all obligations which the Company and/or any of the Inovalon Parties (defined in paragraph 6 below) may have owed to you or which may be owed to you; (b) all compensation, vacation pay, and benefits which may be owing to you; and (c) all claims which you may have against any of the Inovalon Parties (defined in paragraph 6 below) based on any act, conduct, policy, practice, or omission occurring prior to the date that you execute this Agreement. You agree you have received all payments (other than the benefits described in this Agreement) owed to you by the Company and the full benefit of, any policy of the Company or any agreement between you and any of the Inovalon Parties (defined below).
5.    Confidentiality. You will keep the terms of this Agreement confidential, except that you may disclose this Agreement to: (1) your spouse and your parents, provided they agree to keep the terms of this Agreement confidential; (2) your accountant or attorney, in which case, you agree not to waive any applicable privilege regarding that discussion; and (3) any other person to whom disclosure is necessary in order to comply with a legal duty, such as a duty that may arise under the Internal Revenue Service or Social Security regulations or statutes. You agree that if you (or anyone to whom you permissibly disclose the terms of this Agreement) disclose the terms, manner, amount, conditions and/or substance of this Agreement, you will be liable to the Company for liquidated damages in the amount of $5,000 for each disclosure, up to a maximum of $20,000. You agree that these liquidated damages in the amount above represent compensation, not a penalty, and although the Company’s damages for your breach of this paragraph are incapable of being accurately measured at this time, this liquidated damage amount is a reasonable estimation of damage to the Company in the event of such breach.
During your employment with Company you have had access to confidential Company and employee-related information. This Agreement, as well as the Employment Agreement that you executed on or about May 6, 2015 and fully incorporated herein, prohibits you from disclosing or using, either directly or indirectly, any confidential information of Company or its employees or retaining or removing any confidential information of Company or its employees. Additionally, you must return all confidential and proprietary information obtained during your employment with Company. Please be advised that your obligation not to disclose any proprietary and/or confidential information of Company continues after the Termination Date and you must not either directly or indirectly disclose any confidential or proprietary information of Company or its employees.
6.    General Release. You release, relinquish, and give up any and all claims, suits and causes of action, known or unknown, which you may have or hold against any of the Inovalon Parties in any way arising out of, relating to, or resulting from: (a) your employment with any of the Inovalon Parties or the termination thereof; (b) any fact, statement, or conduct made or occurring prior to the execution of this Agreement by you; (c) any employment or business custom, practice, or policy of any of the Inovalon Parties; or (d) any conduct or decision of any of the Inovalon Parties which in any way affected you, or discussions leading up to and/or culminating in this Agreement, or your rights, if any, to any benefit due you under any pension plan based upon your service with the Company through the Termination Date.
This is a general release of all claims and you knowingly and voluntarily release and forever discharge Company, and its affiliates, subsidiaries, divisions, and related companies, and its and their present, former, and future successors and assignees, and all of its and their current, former, and future owners, officers, stockholders, employees, officers, attorneys, accountants, directors, assigns, and agents thereof, both individually and in their representative capacities, and insurers, Company employee benefit plans, programs, arrangements and their administrators, functionaries and fiduciaries (collectively, the “Inovalon Parties”), of any and from any and all claims, known and unknown, asserted and unasserted, foreseeable and unforeseeable which against the Inovalon Parties, you, your heirs, executors, administrators, successors, and assigns have or may have as of the date of the execution of this Agreement by you, including but not limited to, any alleged violation of: the National Labor Relations Act, as amended; Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991, as amended; the Americans with Disabilities Act of 1990, as amended; the Family and Medical Leave Act, as amended; the Age Discrimination in Employment Act, as amended; the Occupational Safety and Health Act of 1990, as amended; the Maryland Occupational Safety and Health Laws, as amended; the Maryland Equal Pay Law, as amended; the Maryland Human Rights Act, as amended; and any other federal, state or local civil or human rights law or any other federal, state or local law, regulation or ordinance; any public policy, contract, tort, or common law; or any allegations for compensation, damages, costs, fees, or other expenses, including attorneys’ fees incurred in these matters. This general release may not be construed to waive any right that is not subject to waiver by private agreement, including without limitation, any claims arising under state unemployment insurance or workers compensation laws.
7.    No Current Filings. You affirm that, except for anonymous or confidential whistleblower complaints and reports of alleged violations of law to an appropriate government, you have not filed, caused to be filed, or presently are a party to any claim, complaint, or action against the Company in any forum or form. You further affirm that you have been paid and/or have received all leave (paid and unpaid), compensation, wages, bonuses, and/or benefits that are due to you, except as provided in this Agreement. You furthermore affirm that you have no known workplace injuries and have been provided and/or have not been denied any leave requested under the Family and Medical Leave Act. You have not been retaliated against for reporting any allegations of wrongdoing by the Company or its officers, including any allegations of corporate fraud.
8.    No Violations of Code of Conduct.    You acknowledge that the Company has encouraged you to report to the Company Chief Legal Officer, or through any of the available reporting avenues set up by the Company, any violations or suspected violations of the Inovalon Code of Business Conduct and Ethics as contained within the Inovalon Employee Handbook.
9.    Non-Admission. The foregoing payments and agreements are made without any admission as to fault, liability, wrongdoing or the validity of any other party’s position by you or any of the Inovalon Parties, all of who expressly deny any and all fault, liability or wrongdoing.
10.    Non-Disparagement. You agree not to make or authorize the making of any disparaging remarks, comments, or statements about the Company, including its present or former agents, employees, officers, or directors. The Company agrees not to make any disparaging remarks, comments, or statements about you and, as appropriate, will advise selected personnel to avoid disparaging comments about you. Nothing in this Agreement precludes you from discussing terms and conditions of employment or exercising rights protected under federal labor law.

11.    Return of Company Property. By signing this Agreement, you agree and acknowledge that you will return to the Company prior to your Termination Date all originals and copies of Company documents and all Company property, including without limitation, computer files, diskettes, database information, client information, sales documents, financial statements, budgets and forecasts, computers, keys, and corporate credit cards.
12.     Protected Rights.
(a)    Notwithstanding anything to the contrary in this Agreement, you understand that nothing in this Agreement is intended to prohibit you and you are not prohibited from reporting possible violations of law to, filing charges with, making disclosures protected under the whistleblower provisions of U.S. federal law or regulation, or participating in investigations of U.S. federal law or regulation by the U.S. Securities and Exchange Commission, National Labor Relations Board, Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, the U.S. Department of Justice, the U.S. Congress, any U.S. agency Inspector General or any other self-regulatory agencies or federal, state or local governmental agencies (collectively, “Government Agencies,” and each a “Government Agency”). Accordingly, you do not need the prior authorization of the Company to make any such reports or disclosures or otherwise communicate with Government Agencies and are not required to notify the Company that you have engaged in any such communications or made any such reports or disclosures. You agree, however, to waive any right to receive any monetary award resulting from such a report, charge, disclosure, investigation or proceeding, except that you may receive and fully retain any award from a whistleblower award program administered by a Government Agency.
(b) In addition, you are advised that 18 U.S.C. § 1833(b) states:
“An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that-(A) is made-(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.”
Accordingly, you have the right to disclose in confidence trade secrets to Federal, State, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. You also have the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b).
13.    Agreement Void Upon Rehire. By signing this Agreement, you agree and acknowledge that if you accept employment with the Company or any other employer prior to your Termination Date, this Agreement will become null and void.
14.     Entire Agreement. This Agreement contains the entire agreement between us concerning the subject matter hereof and supersedes (except as set forth in paragraph 6) all prior oral and written communications and agreements between the parties concerning such subject matter. Neither this Agreement, nor any of its terms, may be waived, added to, changed or altered except in a writing signed by you and an authorized representative of Company.
15.    Specific Release of ADEA Claims. In further consideration of the payments and benefits provided to you in this Agreement, you hereby irrevocably and unconditionally fully and forever waive,

release and discharge the Company from any and all claims, whether known or unknown, from the beginning of time to the date of your execution of this Agreement arising under the Age Discrimination in Employment Act of 1967 (ADEA), as amended, and its implementing regulations. By signing this Agreement, you hereby acknowledge and confirm that: (i) you have read this Agreement in its entirety and understand all of its terms; (ii) you have been provided with information, attached hereto, as to the ages and job titles of individuals selected for the program in the decisional unit and the ages of individuals in the same job classification not selected for participation under the program; (iii) you have been advised of and have availed yourself of your right to consult with your attorney prior to executing this Agreement; (iv) you knowingly, freely and voluntarily assent to all of the terms and conditions set out in this Agreement including, without limitation, the waiver, release and covenants contained herein; (v) you are executing this Agreement, including the waiver and release, in exchange for good and valuable consideration in addition to anything of value to which you are otherwise entitled; (vi) you were given at least twenty-one (21) days to consider the terms of this Agreement and consult with an attorney of your choice, although you may sign it sooner if desired; (vii) you understand that you have seven (7) days from the date you sign this Agreement to revoke the release in this paragraph by delivering written notice of revocation to Patty Donnelly, Senior Vice President, Human Resources, at the address of the Company, 4321 Collington Road, Bowie, Maryland 20716; and (viii) you understand that the release contained in this paragraph does not apply to rights and claims under the ADEA or the Older Workers Benefits Protection Act that may arise after the date on which you sign this Agreement.

16.    Consultation with an Attorney. You have been advised to consult with your attorney before signing this Agreement. You agree, however, that Company shall not be required to pay any of your attorneys’ fees in this or any related matter and that the severance monies received pursuant to paragraph 1 are in full and complete settlement of all matters between you and the Company, including, but not limited to, attorneys’ fees and costs.
17.     Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland, without regard to conflicts of laws or other principles which would seek to apply the laws of any other jurisdiction.
18.    At-Will Employment. By signing this Agreement, you acknowledge that you have been, at all times, an “at will” employee of the Company.
19.    Knowing and Voluntary. By signing this Agreement, you acknowledge that you have carefully read and fully understand all its provisions, and that you are signing it voluntarily. You also acknowledge that you are not relying on any representations by any representative of the Company concerning the meaning of any aspect of this Agreement.
20.    Severability.     Any provision of this Agreement which is held to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of prohibition or unenforceability, without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

[Signature Page Follows]

Inovalon, Inc. and Inovalon Holdings, Inc.

By:	/s/ Joseph R. Rostock	By:	/s/ Shauna L. Vernal
	Joseph R. Rostock		Shauna L. Vernal
Chief Legal Officer

Date: April 27, 2017		Date: April 27, 2017